Exhibit 10a


                    DISTRIBUTOR AGREEMENT
                           between
                 DKS TECHNOLOGIES INC. (DKS)
                             and
          BIG EQUIPMENT SERVICES INC. (Distributor)

Whereas Distributor is desirous of representing and selling the DKS Fuel Stabilizer System (FSS) and the Installation
Parts Kit (IPK) to end users and dealers in the territory and
Whereas DKS is desirous of supplying the DKS FSS and IPK to Distributor on a non-exclusive Distributor basis; and
Whereas both parties wish to establish a working relationship to accomplish their respective goals by entering into this Distributor Agreement;
Therefore, the following are the terms and conditions agreed to: -

1. CONTRACTOR - Distributor shall be an independent contractor and is not an agent or legal representative of DKS. DKS shall be the supplier of goods and services.

2.  SUPPLY - DKS agrees to ship the DKS FSS & IPK as ordered by the Distributor within the following times.
     On orders of 50 Systems or less    = 3 to 30 days,
     On orders of 51 Systems or more    = 5 to 60 days,
unless prevented by circumstances beyond DKS control.

3.  EQUIPMENT PRICING - DKS agrees to deliver the FSS & IPK,
F.O.B. Factory, at the following prices:     FSS = $489.00;
IPK  = $117.00:   IPK (10SAE)  = $137.00.
The above prices are subject to review every six months.
Distributor will be given 60 days notice of any price changes.

Volume Discount Policy:
Schedule       Disc    FSS System     Disc.     IPK Kit   IPK Kit(10SAE)
--------       ----    ----------     -----     -------   --------------
1 - 49                  $489.00                 $117.00      $137.00

50 - 99        5.0%     $464.55        3%       $113.50      $132.89

100 - 149      7.5%     $452.25        6%       $110.00      $128.78

150 - 299     10.0%     $440.10        6%       $110.00      $128.78

300 & up      12.5%     $427.87        6%       $110.00      $128.78

After the first order of 50 Systems has been processed, all subsequent orders will be invoiced at the 50-99 price.
Qualification for the additional discounts will be based on single orders in the categories of 100-149, 150 - 299 and 300 & up.

4. TERMS - 50% Cash with order - 50% on Delivery.


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5.  TERRITORY - Distributor will concentrate the sales
efforts in the territory as described below:
     Southern and Central California, Arizona and Nevada

6.  LIABILITY INSURANCE - DKS will maintain General
Liability Insurance of not less than 1 Million Dollars.
Distributor shall maintain a policy of General Liability
Insurance of not less than 1 Million Dollars listing DKS
Technologies Inc., as additional named insured.

7. INVENTORY REQUIREMENT - Distributor is not required to place an initial inventory order. It is accepted that when sales are being achieved an inventory adequate to service these sales will be carried.

8. WARRANTY OF QUALITY - DKS shall honor the terms and provisions of the warranty as described in the warranty policy information supplied with the FSS & IPK.

9. R & D TESTING - DKS is involved in an ongoing R & D and testing program designed to update the FSS & IPK for new engines and to improve and enhance the features, benefits and performance of the FSS. DKS will support, participate in and share costs as agreed to, on tests initiated and recommended by Distributor and approved by DKS. Distributor shall not perform tests without prior approval from DKS, other than those described in the DKS marketing program.

10. INSTALLATION - Distributor shall be responsible to perform all installation services and/or installation training. DKS shall assist when requested.

11. SALES Quotas - It is agreed that Distributor is committed to selling within its territory the following minimum number of FSS per calendar quarter.

         2002                      2003                       2004
----------------------    -----------------------    -----------------------
Quarter*1 - 80 Systems    Quarter 1 - 120 Systems    Quarter 1 - 210 Systems
Quarter 2 - 90    "       Quarter 2 - 150    "       Quarter 2 - 240    "
Quarter 3 - 120   "       Quarter 3 - 180    "       Quarter 3 - 270    "
Quarter 4 - 120   "       Quarter 4 - 210    "       Quarter 4 - 300    "
            ----------                -----------                -----------
Total       410 Systems               660 Systems               1020 Systems

* Quarter 1 includes Nov- Dec 2001.

12. TIME -This Agreement shall be in effect for three (3) years from the date of agreement and shall be automatically renewed for additional two (2) year periods, subject to a. the sales quota requirements and other conditions for the preceding period having been met and b. the new sales quotas for the renewal period being not less than the quota of year 3 of the initial period and year 2 of subsequent renewal periods respectively.

13. CONFIDENTIALITY - Distributor will protect and not reveal any confidential information and/or trade secrets relating to the product, installation procedures or customer lists unless authorized to do so, in writing from DKS. Distributor will comply at all times with laws, permits and regulations having application for and pertaining to doing business in its territory.


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14.  EXCLUSIVITY - During the term of this Agreement and for two years thereafter, Distributor will not manufacture or promote the sale of any device the same or similar to the FSS by design and/or function.

15.  INDEMNIFICATION & DISPUTE RESOLUTION - Distributor and
DKS shall indemnify and save each other harmless from and against all claims, damages and actions arising out of any of the acts, omissions or breaches of either party, their employees or agents.
Any dispute arising between Distributor and DKS in relation to the operation and/or interpretation of this Agreement shall be subject to the provisions of the code of civil procedure (California) and referred to a single arbitrator whose decision shall be binding upon the parties; providing however, that if the parties are unable for a period of fourteen days to agree on a single arbitrator, a panel of arbitrators will be appointed to resolve the dispute.

16. TERMINATION - The following shall be causes for
immediate termination by either party: -       Acts of fraud
-  Gross misrepresentation -  Negligence -  Bankruptcy.

The following shall be cause for termination, but only after the offending party has been granted 30 days written notice to remedy the default:
     - Failure by either party to live up to terms and conditions as contained in this Agreement, including the achievement of the quarterly sales quotas.

17. This Agreement constitutes the entire agreement regarding distribution of the FSS & IPK between the parties and supersedes all prior agreements, negotiations and discussions whether written or oral.

IN WITNESS WHEREOF, the parties have duly authorized and caused this Agreement to be executed on the 12 day of November, 2001.



Signed: /s/ Ken Epp           Signed: /s/ Frank Iannuzzi
       --------------                 ------------------
       It's President                 It's President
DKS TECHNOLOGIES INC.         BIG EQUIPMENT SERVICES INC.
3200 Dutton Ave #116          120 North Pacific St. # L-11
Santa Rosa CA  95407           San Marcos CA  92069


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